NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 9, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 28, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Energy Transfer Partners, L.P. and Sunoco Logistics Partners L.P. became effective prior to the open on April 28, 2017. Each share of Common Units representing Limited Partner Interests of Energy Transfer Partners, L.P. was converted into 1.5 Common Units representing limited partner interests in Sunoco Logistics Partners L.P. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading prior to the open on April 28, 2017.